UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2006

CepTor Corporation
(Exact name of registrant as specified in its charter)

Delaware	333-105793	11-2897392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle, Suite 5100, Hunt Valley, Maryland		21030
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 527-9998

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 26, 2006, the Board of Directors of CepTor Corporation (the “Company”) elected Tony Coelho to serve as a member of the Company’s Board of Directors. With the addition of Mr. Coelho, the Board will have four members.

Upon his election to the Board, the Company awarded an option to Mr. Coelho to purchase 10,000 shares of common stock of the Company at an exercise price of $0.21 per share. At Mr. Coelho’s attendance at a meeting of the Board on June 26, 2006, he was granted a further option to purchase 2,000 shares of common stock of the Company at an exercise price of $0.21 per share. Each such option grant was made under the Company’s cash and equity compensation plan for its non-employee directors.

Tony Coelho served in the U.S. House of Representatives from 1978 to 1989 and served as Majority Whip from 1987 to 1989. After leaving Congress, Mr. Coelho joined Wertheim Schroder & Company, Inc. where he served as a Managing Director from 1989 to 1995 and as President and CEO of Wertheim Schroder Investment Services (WSIS) from 1990 to 1995. After Schroder Bank purchased WSIS in 1995, Mr. Coelho formed ETC, an education and training technology company, where he served as Chairman and CEO until it was sold in late 1997. Mr. Coelho currently serves on the boards of Cyberonics, Inc., Warren Resources, and Service Corporation International, and on the boards of two private investment funds. Mr. Coelho is the Chair of the Epilepsy Foundation of America in addition to other bodies related to disabilities and other matters. Mr. Coelho earned a Bachelor of Arts degree in Political Science in 1964 from Loyola Marymont University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPTOR CORPORATION

Date: June 29, 2006
	By:	/s/ Donald W. Fallon
Donald W. Fallon, SVP, Finance, Chief Financial Officer and Secretary

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